Exhibit 99.1

Contact:   Michael R. Sand,
                  President & CEO
                  Dean J. Brydon, CFO
  (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp EPS Increases to $0.24 for First Fiscal Quarter of 2015
Increases Dividend to Common Shareholders by 20%

HOQUIAM, WA – January 26, 2015 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $1.73 million, or $0.24 per diluted common share, for the first fiscal quarter ended December 31, 2014.  This compares to net income to common shareholders of $1.65 million, or $0.23 per diluted common share, for the quarter ended September 30, 2014, and net income to common shareholders of $1.41 million, or $0.20 per diluted common share, for the quarter ended December 31, 2013.

Timberland’s Board of Directors also announced an increase in the quarterly cash dividend to common shareholders to $0.06 per common share, payable on February 27, 2015 to shareholders of record on February 13, 2015.

First Fiscal Quarter 2015 Highlights (at or for the period ended December 31, 2014, compared to December 31, 2013, or September 30, 2014):

•	Earnings per diluted common share for the current quarter increased 20% to $0.24 from $0.20 for the comparable quarter one year ago and 4% from $0.23 for the preceding quarter;
•	Quarterly cash dividend to common shareholders increased 20% from $0.05 per common share to $0.06 per common share and will be paid on February 27, 2015 to shareholders of record on February 13, 2015;
•	Net interest margin for the current quarter increased to 3.88% from 3.78% for the comparable quarter one year ago and 3.86% for the preceding quarter;
•	Total delinquent and non-accrual loans decreased 7% during the current quarter and 28% year-over-year;
•	Other real estate owned (“OREO”) and other repossessed assets decreased 10% during the current quarter and 34% year-over-year;
•	Troubled debt restructured loans (“TDRs”) on accrual status decreased 27% during the current quarter and 32% year-over-year;
•	Net loans receivable increased by $7.8 million during the quarter; and
•	Book value and tangible book value per common share increased to $11.95 and $11.15, respectively, at quarter end.

“We are pleased with the continuing improvements in the Company’s financial results in what continues to be a challenging interest rate environment,” stated Michael R. Sand, President and CEO.  “We are also pleased to announce an increase in the quarterly dividend based on the Company’s ongoing profitability and strong capital position.”

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 15.12%, a Tier 1 leverage capital ratio of 10.72% and a tangible capital to tangible assets ratio of 10.56% at December 31, 2014.

Reflecting continued improvement in asset quality, no provision for loan losses was required for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013.  Net charge-offs for the current quarter decreased to $105,000, from

Timberland Fiscal Q1 Quarter
January 26, 2015

$136,000 for the preceding quarter and $391,000 for the comparable quarter one year ago.  The non-performing assets to total assets ratio improved to 2.68% at December 31, 2014 from 2.94% three months earlier and 3.97% one year ago.

Non-accrual loans decreased to $10.8 million at December 31, 2014, from $10.9 million at September 30, 2014 and $14.1 million at December 31, 2013.  The non-accrual loans at December 31, 2014 were comprised of 37 loans and 26 credit relationships.  By dollar amount per category: 45% are secured by residential properties; 40% are secured by land; 13% are secured by commercial properties; and 2% are secured by residential construction projects.  Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 7% to $12.8 million at December 31, 2014, from $13.7 million at September 30, 2014 and decreased 28% from $17.8 million one year ago.

OREO and other repossessed assets decreased 10% to $8.2 million at December 31, 2014, from $9.1 million at September 30, 2014 and decreased 34% from $12.5 million at December 31, 2013.  At December 31, 2014 the OREO portfolio consisted of 37 individual properties.  The properties consisted of 23 land parcels totaling $3.9 million, four commercial real estate properties totaling $2.2 million, nine one- to- four family homes totaling $2.0 million and one multi-family property with a book value of $142,000.  During the quarter ended December 31, 2014, five OREO properties totaling $900,000 were sold for a net gain of $33,000.

Balance Sheet Management

Total assets increased by $4.3 million to $749.9 million at December 31, 2014 from $745.6 million at September 30, 2014.  The increase was primarily due to a $7.8 million increase in net loans receivable and a $2.2 million increase in CDs held for investment.  These increases to total assets were partially offset by decreases in total cash and cash equivalents, investment securities and OREO and other repossessed assets.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities was 16.5% of total liabilities at December 31, 2014, compared to 16.8% at September 30, 2014, and 15.8% one year ago.

Net loans receivable increased $7.8 million to $573.6 million at December 31, 2014, from $565.8 million at September 30, 2014.  The increase was primarily due to a $4.5 million increase in one- to four-family loans, a $2.4 million increase in commercial business loans, a $759,000 increase in commercial real estate loans, a $756,000 increase in construction loans, a $587,000 increase in consumer loans and a $584,000 decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by a $956,000 decrease in land loans and a $783,000 decrease in multi-family loans.

Timberland Fiscal Q1 Quarter
January 26, 2015

LOAN PORTFOLIO
	December 31, 2014		September 30, 2014		December 31, 2013
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$103,021	17%	$98,534	16%	$100,870	17%
Multi-family	45,423	7	46,206	8	48,212	8
Commercial	295,113	48	294,354	48	299,644	51
Construction and land
development	69,235	11	68,479	11	53,693	9
Land	28,633	5	29,589	5	31,464	5
Total mortgage loans	541,425	88	537,162	88	533,883	90

Consumer Loans:
Home equity and second
mortgage	35,754	6	34,921	6	32,201	6
Other	4,453	1	4,699	1	5,962	1
Total consumer loans	40,207	7	39,620	7	38,163	7

Commercial business loans	32,957	5	30,559	5	17,733	3
Total loans	614,589	100%	607,341	100%	589,779	100%
Less:
Undisbursed portion of
construction loans in
process	(28,832)		(29,416)		(21,362)
Deferred loan origination
fees	(1,840)		(1,746)		(1,768)
Allowance for loan losses	(10,322)		(10,427)		(10,745)
Total loans receivable, net	$573,595		$565,752		$555,904

CONSTRUCTION LOAN COMPOSITION
	December 31, 2014		September 30, 2014		December 31, 2013
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$62,548	10%	$59,752	10%	$46,789	8%
Speculative one- to four-
family	2,287	--	2,577	--	2,104	--
Commercial real estate	1,560	--	3,310	1	4,467	1
Multi-family (including
condominium)	2,840	1	2,840	--	143	--
Land development	--	--	--	--	190	--
Total construction loans	$69,235	11%	$68,479	11%	$53,693	9%

Timberland originated $50.1 million in loans during the quarter ended December 31, 2014, compared to $60.4 million for the preceding quarter and $52.9 million for the quarter one year ago.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended December 31, 2014, $8.2 million fixed-rate one-to four-family mortgage loans were sold compared to $10.0 million for the preceding quarter and $10.3 million for the comparable quarter one year ago.

Timberland Fiscal Q1 Quarter
January 26, 2015

Timberland’s investment securities decreased by $1.5 million during the quarter to $6.7 million at December 31, 2014, from $8.2 million at September 30, 2014, primarily due to the sale of $1.2 million in agency securities and scheduled amortization.  The sale of the securities resulted in a $45,000 gain.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$105,941	17%	$106,417	17%	$98,585	17%
N.O.W. checking	161,762	26	160,748	26	155,472	26
Savings	98,260	16	95,665	16	91,468	15
Money market	88,727	14	88,999	14	90,181	15
Money market - brokered	401	--	--	--	--	--
Certificates of deposit under $100	94,222	15	95,333	16	104,400	17
Certificates of deposit $100 and over	65,480	11	64,762	10	60,186	10
Certificates of deposit – brokered	3,193	1	3,192	1	1,191	--
Total deposits	$617,986	100%	$615,116	100%	$601,483	100%

Total deposits increased $2.9 million to $618.0 million at December 31, 2014, from $615.1 million at September 30, 2014 primarily as a result of a $2.6 million increase in savings account balances, a $1.0 million increase in N.O.W. checking account balances and a $129,000 increase in money market account balances.  These increases were partially offset by a $476,000 decrease in non-interest bearing account balances and a $392,000 decrease in certificates of deposit account balances.

Shareholders’ Equity

Total shareholders’ equity increased $1.49 million to $84.27 million at December 31, 2014, from $82.78 million at September 30, 2014.  The increase in shareholders’ equity was primarily due to net income of $1.73 million for the quarter, which was partially offset by dividend payments of $352,000 to common shareholders.  Book value per common share increased to $11.95 and tangible book value per common share increased to $11.15 at December 31, 2014.

Operating Results

First fiscal quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and gains or losses on sale of investments) decreased slightly to $8.78 million from $8.81 million for the preceding quarter and increased 1% from $8.66 million for the comparable quarter one year ago.

Net interest income increased 2% to $6.70 million for the quarter ended December 31, 2014, from $6.59 million for the preceding quarter and increased 4% from $6.46 million for the comparable quarter one year ago.  Net interest income increased during the current quarter primarily due to the collection of $125,000 of non-accrual interest on two loans.  The net interest margin for the current quarter increased to 3.88% from 3.86% for the preceding quarter and from 3.78% for the comparable quarter one year ago.  The non-accrual interest recognized during the current quarter increased the net interest margin by approximately seven basis points.

Non-interest income decreased 4% to $2.12 million for the quarter ended December 31, 2014, from $2.21 million in the preceding quarter and 3% from $2.20 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $62,000 decrease in gain on sale of loans and a $58,000 decrease in service charges on deposits, which was partially offset by a $45,000 increase in gain on sale of investment securities.  The decrease in gains on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter and the decrease in service charges on deposits was primarily due to a decreased number of checking account overdrafts.

Total operating (non-interest) expenses decreased 2% to $6.27 million for the first fiscal quarter from $6.37 million for the preceding quarter and increased 1% from $6.24 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of a $139,000 decrease in OREO and other

Timberland Fiscal Q1 Quarter
January 26, 2015

repossessed assets expense, a $52,000 decrease in premises and equipment expense, a $36,000 decrease in loan administration and foreclosure expense and smaller decreases in several other categories.  These decreases were partially offset by a $240,000 increase in salaries and employee benefits.

The provision for income taxes increased $49,000 to $825,000 for the quarter ended December 31, 2014, from $776,000 for the preceding quarter, primarily due to higher income before income taxes.  The effective tax rate was 32.33% for the current quarter and 32.0% for the quarter ended September 30, 2014.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q1 Quarter
January 26, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Dec. 31,	Sept. 30,	Dec. 31,
(unaudited)	2014	2014	2013
Interest and dividend income
Loans receivable	$7,509	$7,394	$7,318
Investment securities	65	69	61
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	7	6	8
Interest bearing deposits in banks	105	98	94
Total interest and dividend income	7,686	7,567	7,481

Interest expense
Deposits	509	504	551
FHLB advances	474	474	471
Total interest expense	983	978	1,022
Net interest income	6,703	6,589	6,459

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	6,703	6,589	6,459

Non-interest income
OTTI and realized losses on investment securities, net	--	(19)	(2)
Gain on sale of investment securities, net	45	--	--
Service charges on deposits	885	943	992
Gain on sale of loans, net	236	298	302
Bank owned life insurance (“BOLI”) net earnings	136	138	115
ATM and debit card interchange transaction fees	630	658	585
Other	191	188	203
Total non-interest income, net	2,123	2,206	2,195

Non-interest expense
Salaries and employee benefits	3,396	3,156	3,380
Premises and equipment	725	777	693
Advertising	188	206	178
OREO and other repossessed assets expense, net	76	215	159
ATM and debit card processing	338	304	226
Postage and courier	104	117	96
Amortization of core deposit intangible (“CDI”)	3	29	29
State and local taxes	118	118	117
Professional fees	176	202	183
FDIC insurance	160	157	162
Other insurance	37	37	39
Loan administration and foreclosure	43	79	109
Data processing and telecommunications	379	392	330
Deposit operations	175	190	179
Other	356	394	361
Total non-interest expense	6,274	6,373	6,241

(Table continued on following page)

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January 26, 2015

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2014	2014	2013
Income before income taxes	$2,552	$2,422	$2,413
Provision for income taxes	825	776	802
Net income	1,727	1,646	1,611

Preferred stock dividends	--	--	(136)
Preferred stock discount accretion	--	--	(70)
Net income to common shareholders	$ 1,727	$ 1,646	$1,405

Net income per common share:
Basic	$0.25	$0.24	$0.20
Diluted	0.24	0.23	0.20

Weighted average common shares outstanding:
Basic	6,891,952	6,859,457	6,853,683
Diluted	7,063,540	7,033,090	6,978,385

Timberland Fiscal Q1 Quarter
January 26, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2014	2014	2013
Assets
Cash and due from financial institutions	$12,583	$11,818	$11,508
Interest-bearing deposits in banks	57,772	60,536	54,730
Total cash and cash equivalents	70,355	72,354	66,238

Certificates of deposit (“CDs”) held for investment, at cost	37,997	35,845	32,428
Investment securities:
Held to maturity, at amortized cost	5,201	5,298	2,617
Available for sale, at fair value	1,494	2,857	3,930
FHLB stock	5,191	5,246	5,401

Loans receivable	582,722	575,280	565,655
Loans held for sale	1,195	899	994
Less: Allowance for loan losses	(10,322)	(10,427)	(10,745)
Net loans receivable	573,595	565,752	555,904

Premises and equipment, net	17,574	17,679	17,914
OREO and other repossessed assets, net	8,220	9,092	12,483
BOLI	17,769	17,632	17,217
Accrued interest receivable	1,967	1,910	2,092
Goodwill	5,650	5,650	5,650
Core deposit intangible	--	3	90
Mortgage servicing rights, net	1,549	1,684	2,144
Other assets	3,355	4,563	3,825
Total assets	$749,917	$745,565	$727,933

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$105,941	$106,417	$98,585
Deposits: Interest-bearing	512,045	508,699	502,898
Total deposits	617,986	615,116	601,483

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,664	2,671	2,362
Total liabilities	665,650	662,787	648,845

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,047,636 shares issued and outstanding – December 31, 2013 7,047,336 shares issued and outstanding – September 30, 2014 7,052,636 shares issued and outstanding – December 31, 2014	10,846	10,773	10,614
Unearned shares- Employee Stock Ownership Plan	(1,124)	(1,190)	(1,388)
Retained earnings	74,909	73,534	70,211
Accumulated other comprehensive loss	(364)	(339)	(349)
Total shareholders’ equity	84,267	82,778	79,088
Total liabilities and shareholders’ equity	$749,917	$745,565	$727,933

Timberland Fiscal Q1 Quarter
January 26, 2015

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2014	2014	2013

PERFORMANCE RATIOS:
Return on average assets (a)	0.92%	0.88%	0.87%
Return on average equity (a)	8.29%	8.04%	7.28%
Net interest margin (a)	3.88%	3.86%	3.78%
Efficiency ratio	71.09%	72.46%	72.12%

	Dec. 31,	Sept. 30,	Dec. 31,
	2014	2014	2013
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$10,812	$10,909	$14,141
Loans past due 90 days and still accruing	--	812	153
Non-performing investment securities	1,057	1,101	2,092
OREO and other repossessed assets	8,220	9,092	12,483
Total non-performing assets (b)	$20,089	$21,914	$28,869

Non-performing assets to total assets (b)	2.68%	2.94%	3.97%
Net charge-offs during quarter	$105	$136	$391
Allowance for loan losses to non-accrual loans	95%	96%	76%
Allowance for loan losses to loans receivable (c)	1.77%	1.81%	1.90%
Troubled debt restructured loans on accrual status (d)	$12,337	$16,804	$18,260

CAPITAL RATIOS:
Tier 1 leverage capital	10.72%	10.59%	10.10%
Tier 1 risk-based capital	13.86%	13.68%	13.13%
Total risk-based capital	15.12%	14.94%	14.39%
Tangible capital to tangible assets (e)	10.56%	10.42%	10.16%

BOOK VALUES:
Book value per common share	$11.95	$11.75	$11.22
Tangible book value per common share (e)	11.15	10.94	10.41

__________________________________________________
(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $2,034, $2,284 and $3,176 reported as non-accrual loans at December 31, 2014, September 30, 2014 and December 31, 2013, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q1 Quarter
January 26, 2015

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2014	2014	2013

Average total loans	$581,820	$570,995	$562,697
Average total interest-bearing assets (a)	691,412	682,327	684,055
Average total assets	751,334	745,717	743,549
Average total interest-bearing deposits	509,430	510,176	513,997
Average FHLB advances and other borrowings	45,000	45,000	45,000
Average shareholders’ equity	83,299	81,883	88,528

_________________________________
(a)  Includes loans and MBS on non-accrual status